EXHIBIT 10(g)(6)

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                     ANNUAL PERFORMANCE INCENTIVE PLAN


    WHEREAS, the Board of Directors has established a Performance Incentive Plan; and

    WHEREAS, the Board of Directors of Northwestern Public Service Company ("Company") desires to amend such Plan by changing its name to Annual Performance Incentive Plan ("Plan") and to provide market competitive compensation to a broader management group;

    NOW THEREFORE, the Annual Performance Incentive Plan, as amended, provides as follows:

I.  OBJECTIVE

    The Northwestern Public Service Company Annual Performance Incentive Plan ("Plan") is established to accomplish the following objectives: (1) to motivate and reward outstanding performance by Northwestern Public Service Company (the "Company") and its management employees by providing additional compensation to officers and managers who influence the profitability of the Company; (2) to compare the Company's performance with a group of regional utilities; (3) to compare the Company's performance to established annual objectives; (4) to compare individual performance to established annual objectives; (5) to focus on stockholder and ratepayer interests and (6) to support long-term objectives by achieving short-term goals.

II. ADMINISTRATION

    The Plan shall be administered by the Company. The Compensation Committee ("Committee") of the Company's Board of Directors ("Board"), shall have responsibility and authority with respect to the Plan, including the following: (1) approving performance measures, the measurement scale used, and the comparison utilities selected; (2) reviewing eligibility for Plan participation; (3) approving the size of the performance fund ("Performance Fund") and individual levels of award opportunities; and (4) reviewing and recommending awards for all Participants to the Board, which shall have final approval of awards.

III.     ELIGIBILITY FOR PARTICIPATION

    Employees eligible to participate in the Plan are those members of the Management Group set forth on Exhibit I attached hereto ("Participants"). The Chief Executive Officer of the Company shall determine for each calendar year the identity of employees assigned to the Management Group and may add additional employees to, and remove employees from, the Management Group during each calendar year. All decisions of the Chief Executive Officer relating to participation shall be subject to review and change by the Committee.

    All Participants will be eligible to participate in the Plan for that calendar year unless any of the following circumstances occur:

    (a) The Participant at any time is discharged from employment with the Company for cause ("Cause"). "Cause" shall mean (i) a Participant's conviction of any criminal violation involving dishonesty, fraud, or breach of trust, or (ii) a Participant's willful engagement in any misconduct in the performance of his duty that materially injures the Company, or (iii) failure to adequately perform his duties; or

    (b) The Participant's employment with the Company has terminated for any reason other than death, permanent disability, or retirement on or after the age of sixty-five (65) years or such earlier date as the Board, in its discretion, shall designate. For the purposes of this Section, a Participant will be considered to terminate employment by reason of "permanent disability" if, in the determination of the Board, he is subject to a physical or mental condition which is expected to render the Participant unable to perform his usual duties or any comparable duties for the Company.

    In the event that an eligible Participant is not employed for an entire plan year, his award shall be pro-rated to reflect the proportionate part of the plan year during which he was actually employed.

IV. DETERMINATION OF PERFORMANCE AWARD AMOUNTS

    (a) A Performance Award ("Award") shall be awarded under the Plan to each Participant based on performance for the applicable calendar year which shall be determined by reference to the measures of performance for that year and weighting as set forth on Exhibit II attached hereto and detailed as follows:

         (i)  Company Performance vs. Peer Utilities (50% weight)

         The Company will compare itself against peer utilities set forth on Exhibit II for (1) Change in Average Rates, defined as total retail revenues, divided by retail sales in kilowatt-hours, for electric operations, and total revenue from ultimate customers, divided by volume of gas sold to ultimate customers, for gas operations, and for
    (2) Change in Operating Expenses, defined as total operating expenses per unit of energy furnished to customers. The results of both electric and gas computations, in relation to a peer group, will be weighted in proportion to the Company's operating income from each source.

            The Company will rank itself percentile-wise against the peer utilities in terms of each of the above two measures. The average percentile ranking will determine the overall degree of achievement of peer-based goals and the degree to which this portion of the annual incentive is earned. If the average percentile ranking is fifty percent (50%), the target award level will be earned on the peer-based measures. If the Company ranks first among peers in terms of both measures (100th percentile), then the maximum award will be earned.
    If the average percentile ranking is twenty-five percent (25%), then the threshold award level will be earned with respect to the peer-based portion of the annual incentive. A ranking below the twenty-fifth percentile will eliminate this portion of the bonus.

         (ii)  Company Performance vs. Annual Objectives (25% Weight)

         At the beginning of each year, Company management will establish two overall Company objectives for approval by the Compensation Committee of the Board. The first objective is Customer Service Quality, which will be measured each year by a customer service survey of the overall quality of the Company's service from the viewpoint of customers. The second objective, Earnings Per Share, will be the primary earnings per share of the Company as it appears in the approved budget for the Company.

         Company management will develop schedules for translating results of the above two objectives into threshold, target and maximum achievement levels. These schedules must be approved by the Compensation Committee.

         (iii)  Performance vs. Individual Objectives (25% Weight)

         Each year, Participants will establish three or four major individual and department goals for review and approval by the Chief Executive Officer. At the end of each year, Participants will provide to the Chief Executive Officer an explanation regarding the degree to which each goal has been achieved. The Chief Executive Officer will review the Participant's explanations and will then determine the achievement level for each Participant.

    (b) At the end of each calendar year, percentages will be computed and totaled for each Participant for each of the Measures of Performance in
Exhibit II. Each Participant will receive an Award for the applicable calendar year equal to a percentage of his base salary as shown on Exhibit
I. Threshold is defined as a composite twenty-five percentage level, Target as a composite fifty percentage level, and Maximum as a composite one hundred percentage level.

    The total amount of all awards made to Participants shall not exceed three and one-half percent (3.5%) of the Company's net after tax income for that year.

    (c) All Awards shall be reviewed, and must be approved, by the Compensation Committee and the Board.

    (d) Annual base salary adjustments, as appropriate, will continue to be made by the Company to individual employees predicated on merit, performance, cost-of-living and such other factors as the Company normally has considered without regard to Awards awarded under the Plan.

    (e) Awards shall be paid to each Participant in a single sum as promptly as practicable after the end of each calendar year.

V.  PARTICIPANT'S DEATH

    (a) In the event of the death of the Participant, any unpaid Award held for the Participant shall be paid as promptly as practicable in a single sum to the Participant's designated Beneficiary.

    (b) In the event the Participant has not designated a Beneficiary, or if no designated Beneficiary is living at the date of death of the Participant, the unpaid Award shall be paid as promptly as practicable in a single sum to the duly appointed executor or administrator of the Participant's estate.

    (c) For purposes of this Section, "Beneficiary" shall mean any individual, corporation, partnership, association, trust or unincorporated organization designated by a Participant in writing filed with the Company as the recipient of the Participant's Award in the event of the Participant's death prior to its payment. Such designation may be changed by the Participant at any time in writing filed with the Company without the consent of or notice to any Beneficiary previously designated.

VI. CONTINUITY OF THE PLAN

    Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Board reserves the right to terminate the Plan in its entirety as of the end of any calendar year or other fiscal year of the Company or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any Awards previously awarded under the Plan.

VII. MISCELLANEOUS PROVISIONS

    (a) No Award payable under the Plan shall be subject in any manner to transfer, assignment, pledge, or hypothecation in any manner by operation of law or otherwise, other than by will or by the laws of descent and distribution nor be subject to execution, attachment or similar process.

    (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

    (c) The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Awards hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

    (d) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

    (e)  This Plan shall be governed by the laws of the State of South
Dakota.

    IN WITNESS WHEREOF, the Company has executed this revised Annual Performance Incentive Plan as of the 1st day of January, 1994.

                        NORTHWESTERN PUBLIC SERVICE COMPANY

                        By:  /s/ M. D. Lewis
                        ------------------------------------
                          M. D. Lewis
                          President & CEO


                        By:  /s/ Bruce I. Smith
                        ------------------------------------
                           Bruce I. Smith, Chairman
                           Nominating and Compensation Committee


                                 EXHIBIT I

                              January 1, 1994

                             Management Group



                                    Range of Award Opportunities
                                         (% of Base Salary)
                                    ----------------------------

Position                            Threshold   Target   Maximum
- --------                            ---------   ------    ------

     Group I:

President & CEO                       15%         20%      25%



     Group II:

Other Executive Officers              10%         15%      20%



     Group III:

Manager Level Employees                5%         10%      15%


                                EXHIBIT II

                              January 1, 1994


                          MEASURES OF PERFORMANCE


Performance will be measured in the following three ways for purposes of determining awards under the Plan, with weightings placed on each as indicated.

1.   Company performance vs. peer utilities* (50% weight)

2.   Company performance vs. annual objectives (25% weight)

3.   Individual performance vs. objectives (25% weight)




     * Peer Utility Companies

          Black Hills Corporation
          IES Industries, Inc.
          Interstate Power Company
          Madison Gas & Electric Company
          MDU Resources Group, Inc.
          Midwest Resources
          Minnesota Power
          Otter Tail Power Company
          St. Joseph Light & Power Company
          Southern Indiana Gas & Electric Company